UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
May 10, 2007
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada	0-24216	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
                        (Address of Principal Executive Offices)                           (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.
     On April 26, 2007 and May 3, 2007, IMAX Corporation (“IMAX,” the “Company”) received a purported notice of default (the “Notice”) under the indenture (the “Indenture”) governing its $160 million of 9 5/8% Senior Notes due December 1, 2010 (“Senior Notes”) from a single activist bondholder and such bondholder’s custodian. The Notice relates to alleged defaults for the Company’s failure to comply with the reporting covenant and the obligation to provide compliance certificates arising out of such default.
     In April 2007, the Company sought waivers of any past default or event of default arising from the Company’s failure to comply with the financial reporting covenant in the Indenture and consents with respect to an amendment to the Indenture to provide that any failure of the Company to comply with such reporting covenant during the period beginning on March 30, 2007 and ending on May 31, 2007 or, at the option of the Company (which would require payment of additional consent fees to certain holders of Senior Notes), June 30, 2007 will not constitute a default or be the basis of an event of default under the Indenture. On April 16, 2007, the Company received consents from holders of approximately 60% aggregate principal amount of the Senior Notes and a supplemental indenture for the Senior Notes effecting the amendment and waiver was executed.
     Previously, this bondholder had unsuccessfully attempted to convince the trustee under the Indenture to place the Company in default under the Indenture in March 2007, and unsuccessfully attempted to organize opposition to the Consent Solicitation.
     The Company believes that it is in compliance with the Indenture.
     On May 10, 2007, the Company was served with a lawsuit filed in New York Supreme Court, New York County, by the bondholder, seeking, among other things, judgment declaring that the Consent Solicitation was invalid and ineffective and that the Company remains in default under the Indenture.
     The Company believes these claims are meritless.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: May 10, 2007	By:	/s/ “Robert D. Lister”
		Name:	Robert D. Lister
		Title:	General Counsel

	By:	/s/ “G. Mary Ruby”
		Name:	G. Mary Ruby
		Title:	Corporate Secretary